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Exhibit 2.1

CERTIFICATE OF INCORPORATION
OF
CLINICAL INTELLIGENCE, INC.

ARTICLE I.

        The name of the corporation is Clinical Intelligence, Inc. (the "Corporation").

ARTICLE II.

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

        The Corporation shall be authorized to issue two classes of stock to be designated respectively "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have the authority to issue is one hundred ten million (110,000,000); the total number of shares of Preferred Stock shall be ten million (10,000,000) and each such share shall have a par value of $0.001; and the total number of shares of Common Stock shall be one hundred million (100,000,000) and each such share shall have a par value of $0.001.

        The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, voting power, or other powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

ARTICLE V.

        The name and mailing address of the sole incorporator is as follows: Katherine E. Duplay, c/o Holland & Hart LLP, 555 Seventeenth Street, Suite 3200, Denver, Colorado 80202-3979.

ARTICLE VI.

        The Corporation is to have perpetual existence.

ARTICLE VII.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VIII.

        The initial Board of Directors shall consist of four (4) members, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders, or until their successors are elected and qualified, are as follows:

Name	Mailing Address
Edward H. Hawkins	1629 York Street, Suite 102 Denver, Colorado 80206
John Pither	Woodcourt, Trout Rise, Loudwater Rickmansworth, Herts WD3 4JS United Kingdom
Robert Side	3859 Lefran Road, RR#2 Cobble Hill, British Columbia V0R 1LO Canada
Gerald H. Trumbule	1629 York Street, Suite 102 Denver, Colorado 80206

ARTICLE IX.

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE X.

        The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, each of its directors and officers. In addition, the Corporation may indemnify such of its employees, fiduciaries and agents as it may deem advisable. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE XI.

        The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

        I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 24th day of July, 2003.

Katherine E. Duplay, Sole Incorporator

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CERTIFICATE OF INCORPORATION OF CLINICAL INTELLIGENCE, INC.